Contacts:
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Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Second Quarter 2017 Results

•	Second quarter net income of $5 million impacted by unfavorable sales mix and acquisition costs; full year projected net income of $32 to $39 million

•	Reaffirming pro forma EBITDA guidance at the high-end of $190 to $200 million initial range

•	On-track for $30 million of cost transformation improvements in 2017 with $15 million achieved year-to-date

•	Acquisition of Tembec approved by its shareholders and cleared by U.S. antitrust regulators; Expected to close in the fourth quarter
JACKSONVILLE, Fla., August 2, 2017 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported second quarter 2017 net income of $5 million, or $0.03 per diluted common share compared to $19 million, or $0.46 per diluted common share in the second quarter of 2016. Second quarter 2017 pro forma net income was $9 million, or $0.11 per diluted common share, compared to $19 million, or $0.46 per diluted common share in the second quarter of 2016. Second quarter 2017 pro forma net income and diluted earnings per share are adjusted for transaction costs and an unrealized gain on derivative instrument both associated with the pending acquisition of Tembec. Additionally, the 2017 earnings per diluted common share amount reflects the impact of the Mandatory Preferred Stock issuance in the third quarter of 2016.
Year-to-date net income was $14 million, or $0.18 per diluted common share compared to $40 million, or $0.95 per diluted common share in 2016. Year to date pro forma net income was $18 million, or $0.26 per diluted common share, compared to $34 million, or $0.82 per diluted common share in 2016. In addition to the 2017 impact of the pro forma adjustments mentioned above, 2016 pro forma net income and diluted earnings per common share reflect an adjustment for a gain on debt extinguishment associated with the repurchase of Senior Notes.
“We continue to execute well against our 2017 objectives and are on track to achieve the high-end of our full year EBITDA guidance,” said Paul Boynton, Chairman, President and Chief Executive Officer. “We remain focused on our four strategic pillars and are investing to drive meaningful future growth. In particular, we continue to achieve significant results from our cost transformation, with year to date savings of $15 million and cumulative savings to date of $100 million.”
Second Quarter and Year-to-Date Operating Results
Second quarter 2017 sales were $201 million compared to $214 million in the prior year, a decrease of $13 million or 6 percent. Year-to-date sales were $403 million compared to $431 million in the prior year, a decrease of $28 million or 7 percent. The decrease in net sales was driven by a decline in cellulose specialties sales prices of 7 and 6 percent for the second quarter and year-to-date periods, respectively, and slightly lower cellulose specialties sales volumes. Cellulose specialties sales price declines in both periods are due to sales mix. As previously announced, the Company expects year-over-year cellulose specialties price declines of 3 to 4 percent. Cellulose specialties volume commitments remain unchanged with sales in the second half of 2017 more heavily weighted toward higher priced products. As a result, cellulose specialties pricing for the second half of 2017 is anticipated to improve relative to the first half. Full year cellulose specialties sales volumes are expected to be flat with prior year. During the periods, commodity products sales volumes decreased and prices increased due to a shift in production from fluff to commodity viscose, improving profitability due to relatively more attractive viscose markets. Overall, commodity products sales volumes are expected to be lower than prior year due to the mix shift and timing of sales.
Second quarter and year-to-date 2017 operating income was $13 million and $39 million, respectively, $26 million and $31 million less than the prior year respective comparable periods. Excluding the impact of the costs associated with the pending acquisition

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

of Tembec, second quarter and year-to-date 2017 pro forma operating income was $21 million and $47 million, respectively, $18 million and $23 million less than prior year respective comparable periods. The second quarter and year-to-date 2017 results reflect lower cellulose specialties sales prices and lower cellulose specialties and commodity product sales volumes, partially offset by higher commodity product sales prices, as previously discussed. Savings from the Cost Transformation were offset by costs incurred to achieve additional future savings, higher production expenses due to sales mix, chemical prices, and depreciation, as well as, investments in customer product development. Selling, general and administrative expenses also increased primarily due to higher stock compensation expense and increased costs related to New Product development activities.
Year-to-date 2017, the Company has realized approximately $15 million in gross cost savings against its Cost Transformation target of $30 million, primarily due to cost improvements in supply chain, chemical usage and wood optimization. Savings from the Cost Transformation pillar now total $100 million since inception.

The Company expects second half pro forma operating income to improve significantly as the mix of cellulose specialties sales will reflect a higher percentage of higher value products, lower costs and no planned maintenance outages.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $17 million for 2017, comparable to the prior year as a result of lower outstanding debt offset by higher LIBOR interest rates on floating rate debt and higher cash balances.
Income Tax Expense
The year-to-date effective tax rate was 42 percent, compared to 36 percent during the prior year period. The current period effective tax rate reflects the accounting impact of the write-off of the deferred tax asset associated with the 2014 employee incentive stock grant, which did not vest.
Cash Flows and Liquidity
Year-to-date, the Company generated operating cash flows of $87 million and adjusted free cash flows of $56 million in the period. As a result, debt was reduced $1 million, to $782 million, while net debt was reduced $45 million to $421 million. With strong adjusted free cash flows, the Company ended the second quarter with $369 million of cash and $612 million of total liquidity, including $243 million available under the revolving credit facility after taking into account outstanding letters of credit.
Guidance
The Company expects net income of $32 to $39 million and EBITDA at the high-end of our initial guidance of $190 to $200 million. Cash flow from operations and adjusted free cash flows are anticipated to be $142 to $152 million and $90 to $100 million, respectively. The Company anticipates capital expenditures of approximately $60 million, including our investment in the LignoTech Florida project.
Tembec Acquisition
On May 25, 2017, the Company announced that it entered into an agreement to acquire all of the outstanding common shares of Tembec Inc. (“Tembec”). Tembec is a leading manufacturer of forest products including lumber, paper pulp, paper, commodity products and cellulose specialties with operations in Canada and France. On July 23, 2017, the agreement was amended. Under the terms of the amendment, Tembec shareholders at their choice will receive C$4.75 in cash or 0.2542 shares of the Company’s common stock, subject to proration to ensure that no more than 66.8 percent of the aggregate Tembec shares will receive the per share cash consideration and no more than 33.2 percent of the aggregate Tembec shares will receive the per share stock consideration. The purchase price of approximately $870 million, which includes approximately $481 million of Tembec net debt, is based on the Company’s closing stock price and currency exchange rate as of June 24, 2017. The transaction is expected to be funded with cash on-hand, committed bank financing and the issuance of approximately 8.4 million shares of Company stock. Completion of the transaction is subject to certain closing conditions, including approval by Tembec’s shareholders, which was obtained at its shareholder meeting on July 27, approval by Canadian courts, which is expected on August 7, 2017, and remaining approvals by antitrust regulators in Canada and China, which are anticipated to occur in the fourth quarter.

“We continue to reshape our business by lowering our cost position, engineering new products and optimizing the approach to the markets we serve,” Boynton concluded. “The pending acquisition of Tembec will further our goal to diversify our product mix, cash flows, customer base and geographic presence. Combined, the companies will have improved scale leading to new opportunities to create value for stockholders.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Conference Call Information
Rayonier Advanced Materials will host a conference call on Thursday, August 3, 2017 at 11 a.m. EDT to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the Company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. The replay of the teleconference will be available one hour after the call ends until 6:00 p.m. EDT on Thursday, August 17, 2017. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13666595.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 90 years, resulting in unique properties and very high quality and consistency. The Company’s facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 80 ports around the world, serving customers in 35 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate current and future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; risks related to our pending acquisition of Tembec Inc., including the failure to satisfy the conditions to completing the transaction, including obtaining regulatory approvals, our failure to obtain the anticipated benefits and synergies from the acquisition and the impact of additional debt we will incur and equity that we will issue to finance the acquisition; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, pro forma operating income, pro forma net income, pro forma EBITDA and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - E of this earnings release.
We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
June 24, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended				Six Months Ended
	June 24,	March 25,		June 25,	June 24,	June 25,
	2017	2017		2016	2017	2016
Net Sales
Cellulose specialties	$158	$157		$175	$315	$340
Commodity products and other	43	44	—	39	88	91
Total Net Sales	201	201		214	403	431
Cost of Sales	(168)	(165)		(165)	(333)	(342)
Gross Margin	33	36		49	70	89
Selling, general & administrative expenses	(18)	(9)		(9)	(28)	(17)
Other operating expense, net	(2)	(1)		(1)	(3)	(2)
Operating Income	13	26		39	39	70
Interest and other expense, net	(8)	(8)		(9)	(17)	(17)
Unrealized gain on derivative instrument	2	—		—	2	—
Gain on debt extinguishment	—	—		—	—	9
Income Before Income Taxes	7	18		30	24	62
Income tax expense	(2)	(8)		(11)	(10)	(22)
Net Income Attributable to Rayonier Advanced Materials Inc.	$5	$10		$19	$14	$40

Mandatory convertible stock dividends	(4)	(3)		—	(7)	—
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$1	$7		$19	$7	$40

Earnings Per Share of Common Stock
Basic earnings per share	$0.03	$0.15		$0.46	$0.18	$0.95
Diluted earnings per share	$0.03	$0.15		$0.46	$0.18	$0.95

Pro forma net income per share (a)	$0.11	$0.15		$0.46	$0.26	$0.82

Shares Used for Determining
Basic EPS	42,387,578	42,348,148		42,229,476	42,368,652	42,217,952
Diluted EPS	43,223,599	43,096,360		42,480,021	43,155,283	42,377,789

(a)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 24, 2017 (Unaudited)
(millions of dollars)

	June 24, 2017	December 31, 2016
Assets
Cash and cash equivalents	$369	$326
Other current assets	202	193
Property, plant and equipment, net	787	801
Other assets	91	102
	$1,449	$1,422
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$13	$9
Other current liabilities	139	117
Long-term debt and capital lease obligations	769	774
Non-current liabilities for disposed operations	136	139
Other non-current liabilities	170	171
Total stockholders’ equity	222	212
	$1,449	$1,422

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
June 24, 2017 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 24, 2017	June 25, 2016
Cash Provided by Operating Activities:
Net income	$14	$40
Depreciation and amortization	42	42
Other items to reconcile net income to cash provided by operating activities	18	21
Changes in working capital and other assets and liabilities	13	48
	87	151
Cash Used for Investing Activities:
Capital expenditures	(32)	(38)
Other	—	2
	(32)	(36)
Cash Used for Financing Activities:
Changes in debt	(2)	(47)
Dividends paid - preferred stock	(7)	—
Dividends paid - common stock	(3)	(3)
	(12)	(50)
Cash and Cash Equivalents:
Change in cash and cash equivalents	43	65
Balance, beginning of year	326	101
Balance, end of period	$369	$166

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 24, 2017 (Unaudited)
(millions of dollars)

	Three Months Ended		Six Months Ended
EBITDA (a):	June 24, 2017	June 25, 2016	June 24, 2017	June 25, 2016
Net Income	$5	$19	$14	$40
Depreciation and amortization	20	19	43	42
Interest expense, net	9	9	17	17
Income tax expense	2	11	10	22
EBITDA	$36	$58	$84	$121

Acquisition Related Costs	8	—	8	—
Unrealized gain on derivative instrument	(2)	—	(2)	—
Gain on debt extinguishment	—	—	—	(9)
Pro Forma EBITDA	$42	$58	$90	$112

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. We define pro forma EBITDA as EBITDA before acquisition related costs, unrealized gain on derivative instrument, and gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

	Six Months Ended
Adjusted Free Cash Flows (b):	June 24, 2017	June 25, 2016
Cash provided by operating activities	$87	$151
Capital expenditures	(31)	(38)
Adjusted Free Cash Flows	$56	$113

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	June 24, 2017	December 31, 2016
Current maturities of long-term debt	13	9
Long-term debt & capital lease obligation	769	774
Total debt	782	783
Original issue discount and debt issuance costs	8	9
Cash and cash equivalents	(369)	(326)
Adjusted Net Debt	421	466

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 24, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 24, 2017		March 25, 2017		June 25, 2016		June 24, 2017		June 25, 2016
Pro Forma Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$13		$26		$39		$39		$70
Acquisition related costs	8		—		—		8		—
Pro Forma Operating Income	$21		$26		$39		$47		$70

Net Income	$5	$0.03	$10	$0.15	$19	$0.46	$14	$0.18	$40	$0.95
Gain on debt extinguishment	—	—	—	—	—	—	—	—	(9)	$(0.21)
Acquisition related costs	8	$0.18	—	—	—	—	8	$0.18	—	—
Unrealized gain on derivative instrument	(2)	$(0.05)	—	—	—	—	(2)	$(0.05)	—	—
Tax effects of Pro Forma adjustments	(2)	$(0.05)	—	—	—	—	(2)	$(0.05)	3	$0.08
Pro Forma Net Income	$9	$0.11	$10	$0.15	$19	$0.46	$18	$0.26	$34	$0.82

(a)
Pro forma operating income is defined as operating income adjusted for acquisition related costs. Pro forma net income is defined as net income adjusted net of tax for gain on debt extinguishment, acquisition related costs and unrealized gain on debt extinguishment. Pro forma operating income and pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
June 24, 2017 (Unaudited)

	Three Months Ended		Six Months Ended
	June 24, 2017	June 25, 2016	June 24, 2017	June 25, 2016
Sales Volume, thousands of metric tons
Cellulose specialties	110	113	217	219
Commodity products	54	55	113	130
Total	164	168	330	349

Average Sales Price, $ per metric ton
Cellulose specialties	$1,434	$1,548	$1,453	$1,551
Commodity products	$764	$668	$740	$675

D

Rayonier Advanced Materials Inc.
Reconciliation of Guided Non-GAAP Measures
June 24, 2017 (Unaudited)
(millions of dollars, except per share information)

The following schedules include non-GAAP measures related to management’s performance expectations for the future. While we believe these forward-looking statements are reasonable when made, they are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements.
Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes; however, we do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. As such, we provide reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

	Minimum	Maximum
2017 Net Income Guidance	$32	$39
Income tax expense (a)	20	23
Acquisition related costs (b)	12	12
Interest expense, net	37	37
Depreciation and amortization	89	89
2017 Pro Forma EBITDA Guidance	190	200

(a)	Income tax expense for the full year 2017 is based on an expected effective tax rate of approximately 37.5 percent.

(b)
Acquisition costs, net of tax, represents the forecasted legal, due-diligence and consulting costs for the Company and excludes all costs that are contingent upon the closing of the acquisition of Tembec. These costs could vary materially from this estimate.

	Minimum	Maximum
2017 Operating Cash Flows Guidance	$142	$152
Acquisition related costs, net of tax benefit	8	8
Capital expenditures	(60)	(60)
2017 Adjusted Free Cash Flows Guidance	90	100

E